Exhibit 99.(a)(5)
Recommended Cash Offer
by
AstraZeneca UK Limited
for
Cambridge Antibody Technology Group plc

THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL OFFER PERIOD. THE INITIAL OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 3:00 P.M. (LONDON TIME), 10:00 A.M. (NEW YORK CITY TIME), ON JUNE 21, 2006, UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC (“CAT”) SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.
May 23, 2006
To Our Clients:
      Enclosed for your consideration is the Offer Document dated May 23, 2006, of AstraZeneca UK Limited, a limited company incorporated under the laws of England and Wales (“AstraZeneca”), the Letter of Transmittal and the Notice of Guaranteed Delivery relating to the Offer by AstraZeneca to purchase, upon the terms and subject to the conditions set forth in the Offer Document and the accompanying Acceptance Forms (as defined in the Offer Document), all of the issued and to be issued ordinary shares, nominal value £0.10 each (“CAT Shares”), of CAT and all of the issued American Depositary Shares (“CAT ADSs”), each representing one CAT Share and evidenced by American Depositary Receipts (“CAT ADRs”). Certain terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document. We are the holder of record of CAT ADSs evidenced by CAT ADRs held by us for your account. An acceptance of the Offer in respect of such CAT ADSs can be made only by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the Offer on your behalf in respect of any or all CAT ADSs held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer Document.

      Your attention is directed to the following:

1. The Offer is being made for all of the issued and to be issued CAT Shares and all of the issued CAT ADSs and has been unanimously recommended by the Directors of CAT and they believe the Offer is fair and reasonable to holders of CAT Shares and ADSs. The Offer is a “going-private” transaction within the meaning of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and if successful will result in the delisting of CAT’s ADRs from NASDAQ and, ultimately, the termination of CAT’s reporting obligations under the Exchange Act.

2. The Offer is on the terms and subject to the conditions set forth in Appendix I to the Offer Document and the accompanying Acceptance Forms.

3. The Initial Offer Period for acceptances and withdrawals will remain open for acceptance until 3:00 p.m. London time, 10:00 a.m. New York City time, on June 21, 2006, unless extended to a later closing date (in accordance with the terms thereof).

4. At the conclusion of the Initial Offer Period, including any extension thereof, if all conditions of the Offer have been satisfied, fulfilled or, where permitted, waived, the Offer will be extended for a Subsequent Offer Period of at least 14 calendar days. Holders of CAT Securities will have the right to withdraw their acceptances of the Offer from the date of this letter until the specified time on the last day of the Initial Offer Period but not during the Subsequent Offer Period.

5. Registered holders of CAT ADSs on the books of The Bank of New York will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes applicable to a sale of CAT ADSs to AstraZeneca.
      If you wish to have us accept the Offer in respect of any or all of the CAT ADSs evidenced by CAT ADRs held by us for your account, please so instruct us by completing, executing and returning to us the Instruction Form contained in this letter. If you authorize us to accept the Offer in respect of your CAT ADSs, the Offer will be accepted in respect of all such CAT ADSs unless otherwise indicated in such Instruction Form. Your instructions should be forwarded to us in ample time to permit us to accept the Offer on your behalf before the Offer expires at 3:00 p.m. (London time), 10:00 a.m. (New York City time), on June 21, 2006, unless extended to a later closing date.
      The specimen Letter of Transmittal is furnished to you for your information only and cannot be used by you to accept the Offer in respect of CAT ADSs held by us for your account.
      This document should not be forwarded or transmitted in or into any jurisdiction where to do so would constitute a violation of the relevant laws in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
Recommended Cash Offer
by
AstraZeneca UK Limited
for
Cambridge Antibody Technology Group plc
         The undersigned acknowledge(s) receipt of your letter and the Offer Document and the related Letter of Transmittal relating to the Offer by AstraZeneca to purchase, upon the terms and subject to the conditions set forth in the Offer Document and the accompanying Acceptance Forms, all of the issued and to be issued CAT Shares and all of the issued CAT ADSs.
      This will instruct you to accept the Offer in respect of the number of CAT ADSs evidenced by CAT ADRs indicated below (or, if no number is indicated below, all CAT ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer Document.
      Certain terms used herein and not otherwise defined herein shall have the respective meaning assigned to them in the Offer Document.
Dated                                , 2006
Number of CAT ADSs To Be Tendered*

*	Unless otherwise indicated, it will be assumed that the Offer is to be accepted in respect of all CAT ADSs held by us for your account.
 POUNDS STERLING PAYMENT ELECTION

☐	Check box ONLY if you wish to receive all (but not part) of the amount of cash consideration to be paid by a check in pounds sterling. If you do not check this box you will receive payment by a check in U.S. dollars in an amount equal to the pound sterling amounts payable to you converted by the Tender Agent to U.S. dollars (net of fees and expenses) at the exchange rate obtainable on the spot market in London on the date the cash consideration is received by the Tender Agent for delivery to holders of CAT ADSs.
Signature(s)

Name(s)

(Please Type or Print)
Address(es)

(including Zip Code)
Area Code(s) and Telephone Number(s)

Employer Identification or Social Security No(s).

________________________________________________________________________________
Account Number

3